Exhibit 4.1
Description of the Registrant’s Securities Registered Pursuant
to Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.01 per share (“Common Stock”), of BJ’s Wholesale Club Holdings, Inc. (“we,” “us,” or “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Third Amended and Restated Bylaws, as amended (our “Bylaws”), each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of 300,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Dividend Rights
Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. In addition, because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.
Voting Rights
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.
An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. See “Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law—Classified Board of Directors” below for more information.
Distributions on Liquidation
In the event of our liquidation, dissolution, or winding up, the holders of our Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
Other Rights
Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our Common Stock.

Listing
Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BJ.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.
Relationship to Preferred Stock
The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. As of the date of the Annual Report with which this Exhibit 4.1 is filed, we have no shares of Preferred Stock issued or outstanding.
Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of Preferred Stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.
The purpose of authorizing our board of directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law
Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our Common Stock and our Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Amendments to our Certificate of Incorporation and our Bylaws
Our board of directors may amend, alter, change or repeal any provision of our Certificate of Incorporation without seeking approval of our stockholders, except as described below and as required by the DGCL. Our Certificate of Incorporation provides that, in addition to any affirmative vote of the holders of any particular class or series of stock required by law or our Certificate of Incorporation, the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of voting stock entitled to vote thereon, voting together as a single class, is required to alter, amend or repeal any provision of our Certificate of Incorporation.

Unless otherwise required by law, our board of directors may make, repeal, alter, amend and rescind, in whole or in part, our Bylaws by a majority vote of the directors then in office. Our Bylaws may also be amended at a meeting of stockholders by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of voting stock, voting together as a single class.
Declassified Board of Directors
Our Certificate of Incorporation provides for the declassification of our board of directors whereby directors will be elected to one-year terms of office beginning at our 2021 annual meeting of stockholders. Following our 2022 annual meeting of stockholders, the board of directors will be completely declassified and all directors will be subject to annual election to one-year terms beginning with our 2023 annual meeting of stockholders. Our Certificate of Incorporation provides that, subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office with or without cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Certificate of Incorporation provides that, subject to any special rights of the holders of one or more series of Preferred Stock, special meetings of our stockholders may be called for any purpose or purposes, at any time, only by the chairman of our board of directors or by a resolution adopted by the affirmative vote of the majority of the directors then in office, and not by our stockholders or any other person or persons. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in our Bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.
Stockholder Action By Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders).
Business Combinations
Section 203 of the DGCL prevents a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;
•the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors and the holders of at least two-thirds of the voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

As defined in Section 203, the term “interested stockholder” is generally (1) a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or (2) a person who is an affiliate or associate of the corporation and was, together with affiliates and associates, the owner of 15% or more of a corporation’s outstanding voting stock within the past three years. As defined in Section 203, a “business combination” includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

We have opted out of Section 203 of the DGCL pursuant to a provision in our Certificate of Incorporation.

Exclusive Forum
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or to our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us governed by the internal affairs doctrine must be brought only in the Court of Chancery of the State of Delaware (or in the event such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless we consent in writing to the selection of an alternative forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We currently are party to indemnification agreements with certain of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or stockholders or their respective affiliates, other than those directors who are our or our subsidiaries’ employees. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates does not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for himself or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.